Exhibit 99.4

Selected Financial Data.

MORGAN STANLEY

SELECTED FINANCIAL DATA

(dollars in millions, except share and per share data)

	Fiscal Year
	2006	2005	2004	2003	2002
Income Statement Data:
Revenues:
Investment banking	$4,755	$3,843	$3,341	$2,440	$2,478
Principal transactions:
Trading	11,805	7,377	5,512	6,262	3,521
Investments	1,807	1,128	721	170	71
Commissions	3,770	3,331	3,235	2,861	3,166
Asset management, distribution and administration fees	5,238	4,915	4,436	3,784	4,005
Interest and dividends	42,776	25,987	16,719	13,685	13,506
Other	585	496	332	245	346

Total revenues	70,736	47,077	34,296	29,447	27,093
Interest expense	40,897	23,552	13,977	11,826	11,448

Net revenues	29,839	23,525	20,319	17,621	15,645

Non-interest expenses:
Compensation and benefits	13,986	10,749	9,320	7,892	7,249
Other	6,750	6,711	5,482	4,659	4,492
Restructuring and other charges	—	—	—	—	235
September 11th related insurance recoveries, net	—	(251)	—	—	—

Total non-interest expenses	20,736	17,209	14,802	12,551	11,976

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net	9,103	6,316	5,517	5,070	3,669
Losses from unconsolidated investees	40	311	328	279	77
Provision for income taxes	2,728	1,473	1,384	1,305	1,205
Dividends on preferred securities subject to mandatory redemption	—	—	45	154	87

Income from continuing operations before cumulative effect of accounting change, net	6,335	4,532	3,760	3,332	2,300

Discontinued operations:
Gain from discontinued operations	1,666	559	1,129	696	1,051
Provision for income taxes	(529)	(201)	(403)	(241)	(363)

Gain on discontinued operations	1,137	358	726	455	688
Cumulative effect of accounting change, net	—	49	—	—	—

Net income	$7,472	$4,939	$4,486	$3,787	$2,988

Preferred stock dividend requirements	$19	$—	$—	$—	$—

Earnings applicable to common shareholders(1)	$7,453	$4,939	$4,486	$3,787	$2,988

	Fiscal Year
	2006	2005	2004	2003	2002
Per Share Data:
Earnings per basic common share:
Income from continuing operations	$6.25	$4.32	$3.48	$3.10	$2.12
Gain on discontinued operations	1.13	0.33	0.67	0.42	0.64
Cumulative effect of accounting change, net	—	0.05	—	—	—

Earnings per basic common share	$7.38	$4.70	$4.15	$3.52	$2.76

Earnings per diluted common share:
Income from continuing operations	$5.99	$4.19	$3.40	$3.04	$2.07
Gain on discontinued operations	1.08	0.33	0.66	0.41	0.62
Cumulative effect of accounting change, net	—	0.05	—	—	—

Earnings per diluted common share	$7.07	$4.57	$4.06	$3.45	$2.69

Book value per common share	$32.67	$27.59	$25.95	$22.93	$20.24
Dividends per common share	$1.08	$1.08	$1.00	$0.92	$0.92

Balance Sheet and Other Operating Data:
Total assets	$1,121,192	$898,835	$747,578	$602,843	$529,499
Consumer loans, net	22,915	21,966	19,166	18,362	21,614
Total capital(2)	162,134	125,891	110,793	82,769	65,936
Long-term borrowings(2)	126,770	96,709	82,587	57,902	44,051
Shareholders’ equity	35,364	29,182	28,206	24,867	21,885
Return on average common shareholders’ equity	23.5%	17.3%	16.8%	16.5%	14.1%
Average common and equivalent shares(1)	1,010,254,255	1,049,896,047	1,080,121,708	1,076,754,740	1,083,270,783

(1)	Amounts shown are used to calculate earnings per basic common share.
(2)	These amounts exclude the current portion of long-term borrowings and include Capital Units and junior subordinated debt issued to capital trusts.

2